Exhibit 23.8

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cloudbreak Health, LLC

We hereby consent to the inclusion in this amended Registration Statement of UpHealth, Inc. on Form S-1 of our report dated March 19, 2021, with respect to our audit of the consolidated financial statements of Cloudbreak Health, LLC and Subsidiaries for the year ended December 31, 2020. Our report contains an explanatory paragraph referring to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such prospectus.

/s/ Macias Gini & O’Connell LLP

Macias Gini & O’Connell LLP

Irvine, CA

September 27, 2021